Exhibit 4

    AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING OCTOBER 26, 1996,
     AND OCTOBER 25, 1997, FILED WITH THE COMPANY'S MOST RECENT ANNUAL REPORT
        UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors and Stockholders
      Bowles Fluidics Corporation


   We have audited the accompanying consolidated balance sheets of Bowles Fluidics Corporation as of October 25, 1997, and October 26, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three fiscal years in the period ended October 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bowles Fluidics Corporation as of October 25, 1997, and October 26, 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended October 25, 1997, in conformity with generally accepted accounting principles.



                                     Coopers & Lybrand L.L.P.



Baltimore, Maryland
December 19, 1997

                                  Exhibit 4 - 1

BOWLES FLUIDICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME



                                             For the Years Ended
                                --------------------------------------------
                                October 25,     October 26,      October 28,
                                   1997            1996             1995
                                -----------     -----------     -----------
Net sales                       $18,842,673     $18,128,274     $16,972,876

   Cost of sales                 13,065,374      11,996,305      10,852,940
                                 ----------      ----------      ----------
Gross profit                      5,777,299       6,131,969       6,119,936

   Selling, general and
     administrative expenses      3,094,769       3,643,128       2,609,911
   Research and development
     costs                        1,005,183       1,175,890         636,970
                                 ----------      ----------     -----------
Operating income                  1,677,347       1,312,951       2,873,055

   Interest income                  117,541          89,401          90,155
   Other income (expense), net        4,555         (11,417)        (30,433)
                                ------------     ------------    ----------
Income before taxes               1,799,443       1,390,935       2,932,777

   Provision for income taxes       657,420         506,629       1,148,902
                                -----------     -----------      ----------
Net income                        1,142,023         884,306       1,783,875

   Preferred stock dividends
     accrued                        (74,646)        (74,645)        (74,648)
                                ------------    -----------     -----------

Income applicable to common
   shareholders                 $ 1,067,377     $    809,661    $  1,709,227
                                ===========     ============    ============

Primary earnings per share      $       .08     $        .06    $        .13
                                ===========     ============    ============

Fully diluted earnings per
  share                         $       .07     $        .05    $        .11
                                ===========     ============    ============


The accompanying notes are an integral part of these financial statements.

                                 Exhibit 4 - 2


BOWLES FLUIDICS CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                   October 25,    October 26,
                                                      1997           1996
                                                   -----------    -----------
ASSETS
Current
   Cash and cash equivalents                       $  755,525      $1,287,110
   Investments available for sale                   1,563,121         577,837
   Accounts receivable                              3,112,063       2,775,658
   Inventories                                      2,130,615       1,986,065
   Other current assets                               634,037         556,525
                                                   -----------     -----------
     Total current assets                           8,195,361       7,183,195
                                                   ----------      ----------
Property and equipment, net                         3,494,335       3,428,765

Other assets                                           95,005         107,892
                                                  ------------    -----------
Total assets                                      $11,784,701     $10,719,852
                                                  ============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
   Accounts payable - trade                        $1,122,437      $1,104,511
   Accrued expenses                                 1,609,807       1,389,356
   Income taxes payable                                48,162          40,000
                                                   -----------     ----------
     Total current liabilities                      2,780,406       2,533,867

Other liabilities                                     492,866         746,433
                                                   -----------     ----------
Total liabilities                                   3,273,272       3,280,300
                                                   ----------      ----------
Commitments and contingencies

Stockholders' equity
   8% Convertible preferred stock                     933,080         933,080
   Common stock                                     1,264,001       1,261,001
   Additional paid-in capital                       2,728,083       2,726,583
   Retained earnings
     ($2,407,467 deficit eliminated at
     10/29/94) Note 6                               3,586,265       2,518,888
                                                   ----------      ----------
Total stockholders' equity                          8,511,429       7,439,552
                                                   ----------      ----------
Total liabilities and stockholders' equity        $11,784,701     $10,719,852
                                                  ===========     ===========

The accompanying notes are an integral part of these financial statements.

                                 Exhibit 4 - 3

BOWLES FLUIDICS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                            Preferred Stock        Common Stock
                                          ------------------   -----------------   Additional
                                           Shares              Shares     Amount     Paid-in      Retained
                                 Total    (000's)    Amount    (000's)    Amount     Capital       Earnings
                              ---------- --------    ------    -------    ------     -------       --------
Balance October 29, 1994      $4,907,664    933     $933,080   12,590   $1,259,001  $2,715,583     $  --

Stock options exercised           13,000                           20       2,000       11,000

Preferred stock dividends        (74,648)                                                            (74,648)

Net income                     1,783,875                                                           1,783,875
                              ----------    ---      -------    -----     -------     --------     ---------

Balance October 28, 1995       6,629,891    933      933,080   12,610   1,261,001    2,726,583     1,709,227

Preferred stock dividends        (74,645)                                                            (74,645)

Net income                       884,306                                                             884,306
                              ----------    ---      -------    -----     -------     --------    ----------

Balance October 26, 1996       7,439,552    933      933,080   12,610   1,261,001    2,726,583     2,518,888

Stock options exercised            4,500                           30       3,000        1,500

Preferred stock dividends        (74,646)                                                            (74,646)

Net income                     1,142,023                                                           1,142,023
                               ---------     ---     -------    -----     -------     --------     ---------
Balance October 25, 1997      $8,511,429    933     $933,080   12,640   $1,264,001  $2,728,083    $3,586,265
                               =========    ===      =======   ======    =========   =========     =========

The accompanying notes are an integral part of these financial statements.

                                 Exhibit 4 - 4

BOWLES FLUIDICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  For the Years Ended
                                         -------------------------------------
                                         October 25,  October 26,  October 28,
                                             1997         1996         1995
                                         -----------  -----------  -----------
Cash flows from operating activities:
   Net income                            $1,142,023   $  884,306   $1,783,875
      Adjustments to reconcile net
      income provided by operating
      activities:
       Depreciation and amortization        960,346      750,449      661,024
       Deferred income taxes                  5,900     (241,315)     (36,500)
       (Gain)/Loss on disposal of assets     21,089        3,088       (2,267)
       Accretion of interest on
       investments                          (45,269)     (31,659)     (14,125)
                                         ----------   ----------   ----------
                                          2,084,089    1,364,869    2,392,007
                                          ---------    ---------    ---------
     Change in operating accounts:
       Accounts receivable                 (336,405)     (14,264)    (844,509)
       Inventories                         (144,550)     (86,719)    (202,846)
       Other assets                         (86,758)    (122,381)    (111,535)
       Accounts payable                      17,926      109,090      (70,656)
       Accrued expenses                    (189,549)     537,235       57,314
       Income taxes payable                   8,162      (71,441)    (431,715)
       Other liabilities                    156,433      428,049        63,150
                                          ---------   ----------   -----------
                                           (574,741)     779,569   (1,540,797)
                                          ---------   ----------    ---------
Net cash provided by operating
activities:                               1,509,348    2,144,438      851,210
                                          ---------    ---------   ----------
Cash flows from investing activities:
   Capital expenditures                  (1,027,780)  (1,321,331)    (962,597)
   Purchase of investments               (1,540,015)    (566,664)  (1,143,566)
   Patents and trademarks                    (4,433)        --        (32,556)
   Proceeds from sale of equipment            1,441         --         31,025
   Proceeds from sale of investments        600,000      700,000      962,985
                                         ----------   ----------   ----------
Net cash used in investing activities    (1,970,787)  (1,187,995)  (1,144,709)
                                          ---------    ---------    ---------
Cash flows from financing activities:
   Principal payment of debt                   --       (271,669)    (525,102)
   Preferred stock dividends                (74,646)     (74,645)     (74,648)
   Proceeds from issuance of common
   stock                                      4,500           --       13,000
                                         ----------- -----------   -----------
Net cash used by financing activities       (70,146)    (346,314)    (586,750)
                                         ----------   ----------   ----------
Net increase(decrease) in cash and cash
equivalents                                (531,585)     610,129     (880,249)

Cash and cash equivalents:
   - Beginning of period                   1,287,110     676,981    1,557,230
                                           ---------   ----------    --------
   - End of period                       $   755,525  $1,287,110   $  676,981
                                          ==========   =========     ========

The accompanying notes are an integral part of these financial statements.

                                 Exhibit 4 - 5

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

   General. The Company and its wholly owned subsidiary, Fluid Effects Corporation, operate on a 52/53-week fiscal year which ends on the last Saturday of October. All years presented are 52 weeks. Assets and liabilities, and revenues and expenses, are recognized on the accrual basis of accounting.

   Cash Equivalents. Cash equivalents are highly liquid investments with original maturities of 90 days or less.

   Investments. Investments, which are available for sale, consist of U.S. Treasury bills with original maturities over 90 days, but not greater than 365 days, and are carried at cost plus accrued interest, which approximates market.

   Inventory Pricing. Inventories are carried at the lower of cost (first-in, first-out) or market.

   Property, Equipment and Depreciation. The cost of property and equipment is depreciated over the estimated useful life of the related assets. Depreciation is computed on the straight-line method for all assets based on the following estimated lives:
                                                    Years
                                                    -----
         Production machinery and equipment         3-10
         Office furniture and equipment             5-7
         Laboratory and machine shop equipment      3-10
         Leasehold improvements                     lease term

      Depreciation expense for the fiscal years ended 1997, 1996, and 1995 was $939,678, $711,282, and $612,294 respectively.

   Patents. Costs associated with obtaining United States patents are capitalized and amortized using the straight-line method over the life of the patent beginning with the date of issue or date of filing the application. The Company initially charges all costs associated with the acquisition of U.S. and foreign patents to expense, then capitalizes those costs related to U.S. patents upon issuance of those patents.

      Management reviews all of the patent costs and writes off any patents which are considered to be of no foreseeable economic benefit to the Company. The Company recognizes income from patent licenses in accordance with the respective payment terms of each license agreement.

                                 Exhibit 4 - 6

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. (continued)

   Income Taxes. The Company uses the asset and liability method for accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Reclassifications. Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

   Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash investments. The Company's customer base includes the significant U.S. automotive manufacturers and a large number of automotive parts suppliers. The Company does not require collateral for its trade accounts receivable. However, the Company's credit evaluation process, reasonably short collection terms, and the geographical dispersion of sales transactions help to mitigate any concentration of credit risk. The Company also has cash investment policies that limit the amount of credit exposure to any one financial institution and require placement of investments in financial institutions evaluated as highly creditworthy.

2. Inventories

      Inventories are comprised of:

                                        1997           1996
                                    ---------      --------
Raw material                       $  620,567     $  678,494
Work and tooling in progress        1,016,845        242,369
Finished goods                        493,203      1,065,202
                                     --------      ---------
     Total                         $2,130,615     $1,986,065
                                    =========      =========


                                 Exhibit 4 - 7

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. Property and Equipment, net

      Property and Equipment, net, is comprised of:

                                               1997          1996
                                           ---------     --------
Production machinery and equipment        $4,946,390    $4,397,018
Office furniture and equipment             2,321,844     1,992,152
Laboratory and machine shop equipment      1,428,516     1,395,837
Leasehold improvements                       812,120       796,928
                                          ----------      --------
     Total property and equipment          9,508,870     8,581,935
Less accumulated depreciation             (6,014,535)   (5,153,170)
                                          ----------      --------
     Property and equipment, net          $3,494,335    $3,428,765
                                           =========     =========


4. Line of Credit

      In May 1996, the Company entered into a fourth amended and restated agreement with Mercantile-Safe Deposit & Trust Company to reaffirm and extend its $1,000,000 line of credit until May 8, 1997, on an unsecured basis. At the Company's request and the Bank's discretion the line of credit was extended until May 8, 1998, and may be reaffirmed each year thereafter. The interest rate is Mercantile's prime rate, floating, which was 8-1/2% as of October 25, 1997. In addition, a 3/8% annual fee is assessed on the unused portion of this credit facility. Advances on the line of credit are limited to 85% of eligible accounts receivable and 40% of finished goods inventory. No amount was outstanding on this credit line at October 25, 1997, or October 26, 1996.

      In addition to the maintenance of certain financial ratios, the covenants of the fourth amended loan agreement require the Company's tangible net worth to be not less than $2,000,000 as of the close of each fiscal year.


5. Debt

      No debt was outstanding as of October 25, 1997, and October 26, 1996. In February 1996 the unpaid balance of the then outstanding loan from Mercantile-Safe Deposit & Trust Company was paid in total.

      Cash paid for interest during 1997, 1996, and 1995 was $0, $6,018, and $37,586, respectively.


                                 Exhibit 4 - 8

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. Stockholders' Equity

      The 8% convertible preferred stock of the Company at October 25, 1997, and October 26, 1996, consists of 3,000,000 authorized shares, par value $1.00 per share, with 933,080 shares issued and outstanding on both dates.

      The common stock of the Company at October 25, 1997, and October 26, 1996, consists of 17,000,000 authorized shares, par value $.10 per share. On October 25, 1997, the shares issued and outstanding were 12,640,011, whereas on October 26, 1996, they were 12,610,011.

      The Company's preferred stock provides for an annual dividend of $.08 per share from the net earnings of the Company and is cumulative only for those years in which the Company has earnings, and $1.00 per share in liquidation before any distribution can be made to holders of common stock. If any dividends payable on the preferred stock with respect to any fiscal year of the Company are not paid for any reason, the rights of the holders of the preferred stock to receive payment of such dividends shall not lapse or terminate; but unpaid dividends shall accumulate and shall be paid without interest to the holders of the preferred stock when and as authorized by the Board of Directors before any dividends shall be paid on any other class of stock.

      The Company's preferred stock may at the option of the holder, at any time dividends are current, be converted into common stock of the Company at the conversion rate of four shares of common for each share of preferred. Additionally, the preferred stock is redeemable at par in whole or in part at the option of the Board of Directors at any time the dividends are current after a period of 10 years subsequent to issue. At October 25, 1997, 683,080 shares have been outstanding for more than 10 years and dividends are current, and thus can be converted. The common stock has one (1) vote per share and the preferred stock has four (4) votes per share.

      Reserved Shares. As of and for the three fiscal years in the period ended October 25, 1997, there were 300,000 shares of common stock reserved for issuance in connection with the Company's stock option plans. None of the authorized shares of common stock are reserved for conversion of preferred stock. Under the laws of the State of Maryland, the authorization of the preferred stock in itself provides the authorization of common stock necessary for conversion.

      Quasi-reorganization. Effective October 29, 1994, the Board of Directors approved a quasi-reorganization which had the impact of eliminating the retained earnings deficit as an adjustment to additional paid-in capital.


                                 Exhibit 4 - 9

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Income Taxes

      The Company and its subsidiary file a consolidated federal income tax return and separate state income tax returns. The provision for income taxes consisted of the following:

                             1997        1996          1995
                          ---------   ---------   ---------
Federal:
   Current                 $620,131    $678,938   $1,019,525
   Deferred                  (6,100)   (222,600)     (30,100)
                          ---------     -------     --------
                            614,031     456,338      989,425
                            -------     -------      -------
State:
   Current                   43,189      68,791      164,377
   Deferred                      200    (18,500)      (4,900)
                          ----------    -------     --------
                             43,389      50,291      159,477
                           --------    --------    ---------
                           $657,420    $506,629   $1,148,902
                            =======     =======    =========

      The components of the deferred tax asset and liability for 1997 and 1996 were as follows: 1997 1996

Deferred tax assets:
   Accrued vacation and retirement programs     $  83,600    $190,300
   Non-deductible reserves                        490,600     387,100
                                                  -------     -------
      Total deferred tax assets                   574,200     577,400
                                                  -------     -------
Deferred tax liabilities:
   Property and equipment                        (303,700)   (312,800)
                                                  -------     -------
      Total deferred tax liabilities             (303,700)   (312,800)
                                                  -------     -------
      Net deferred tax assets                    $270,500    $264,600
                                                  =======     =======

      Reconciliation of the provisions for income taxes at the U.S. federal statutory rate to the effective tax expense were as follows:


                                    1997       1996          1995
                                 --------   --------    ---------
U.S. statutory income tax        $611,811   $472,918   $   997,145
State taxes, net of federal
  income tax benefit               28,637     33,711       105,255
Other, net                         16,972        --         46,502
                                 --------    -------    ----------
                                 $657,420   $506,629   $ 1,148,902
                                  =======    =======     =========

      Cash paid for income taxes was $584,000, $877,000, and $1,617,000 for 1997, 1996, and 1995, respectively.


                                 Exhibit 4 - 10

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 8.  Earnings per Share

       Primary earnings per share are based on the weighted average number of common shares and the effects of shares issuable under stock options based on the treasury stock method. Fully diluted earnings per share assumes that the preferred stock is converted to common stock at the beginning of the year.

       The number of shares used for computing primary earnings per share was 12,682,371, 12,701,898, and 12,706,408 in 1997, 1996, and 1995,
     respectively. The number of shares used in computing fully diluted earnings per share was 16,423,720, 16,473,390, and 16,445,005 in 1997, 1996, and
     1995, respectively.

       In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128), which will require companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that is currently required. The new standard requires additional informational disclosures, and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board Opinion No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997, and will require restatement of EPS for all periods reported. Under the requirements of FAS 128, the Company's EPS would be as follows:

                             October 25,   October 26,    October 28,
                                1997          1996           1995
                             -----------   -----------    -----------
Basic earnings per share       $ .08         $ .06          $ .14
Diluted earnings per share       .07           .05            .11

 9.  Commitments and Contingencies

       The Company leases its facilities under non-cancelable operating leases which expire in 2004 for Columbia, Maryland, and in 2000 for Southfield, Michigan. As of October 25, 1997, minimum annual aggregate rentals are as follows:


             Year Ended                  Amount
             ----------                  ------
                1998                 $   593,835
                1999                     594,831
                2000                     577,026
                2001                     561,648
                2002                     561,648
             thereafter                  842,472
                                      ----------
Total minimum future rental payments  $3,731,460
                                      ==========


                                 Exhibit 4 - 11

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 9.  (continued)

       Rent expense under all leases for 1997, 1996, and 1995 was $644,008, $626,565, and $622,671, respectively.

       Management is unaware of any pending legal proceedings which would have a material adverse effect on the financial statements of the Company.


10.  Employee Benefit Plans

       On November 1, 1990, the Company adopted a defined contribution (401k) plan covering substantially all of its employees. Contributions and costs were determined by matching 50% of employee contributions up to 4% of each covered employee's earnings. As of April 1, 1994, the Company increased its matching contribution to 50% of the employee contributions up to 6% of each covered employee's earnings. The Company's contributions to the plan were $151,314, $119,640, and $101,286 in 1997, 1996, and 1995, respectively.

       The Company has agreed to retirement programs for certain former officers providing for the payment of certain retirement benefits. The unfunded present value, at a discount rate of 7.5%, of these benefits accumulated as of October 25, 1997, amounts to approximately $347,000, of which $288,000 is included in other liabilities. Expenses related to these programs were $46,476 in 1997, $44,000 in 1996, and $102,000 in 1995.


11.  Stock Options

       In May 1992, the Company adopted its key employee incentive stock option plan. Activity in the Company's incentive stock option plan was as follows:

                                           1997      1996      1995
                                         ------    ------    ------
Options outstanding, beginning of year   180,000   180,000   200,000
Options granted                             -         -         -
Options exercised                        (30,000)     -      (20,000)
Options expired                          (80,000)     -         -
                                        --------- ------------------
Options outstanding, end of year          70,000   180,000   180,000
                                        ========  ========  ========

      Options activities are at exercise prices ranging from $.15 to $.65 per share.


                                 Exhibit 4 - 12

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  (continued)

       Statement of Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) became effective for the Company in 1997. As allowed by FAS 123, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), in accounting for its stock option plans. FAS 123 requires the Company to present pro forma information as if the Company had accounted for stock options granted since December 15, 1995, under the fair value method of FAS 123. No pro forma information has been presented by the Company as no stock options have been issued since December 15, 1995, the effective date of FAS 123.


12.  Termination of Sales Agreement

       During the fiscal year 1996, the Company accrued $760,000 ($465,400 net of income taxes) for the termination in May 1997 of the sales agreement with its manufacturer's representatives. The payments commenced in May 1997, and the current balance as of October 25, 1997, was $532,270, which is expected to be paid during fiscal year 1998.


13.  Major Customers

       Over 90% of the Company's production of nozzles is incorporated in vehicles produced by General Motors, Ford, and Chrysler, each of whom typically represents over 10% of the Company's sales volume. The Company is, therefore, substantially dependent upon the North American production requirements of these three automotive companies. In addition, the Company's customers required that a QS-9000-compliant quality system be developed and registered by an independent organization. Registration deadlines were July 1997 for Chrysler and December 1997 for General Motors. In September 1996, the Company was assessed by Underwriters Laboratories Inc., received QS-9000 certification with ISO 9001 addendum as of December 20, 1996, and has maintained that certification since then.


14.  New Accounting Pronouncements

       In 1997, the Financial Accounting Standards Board issued the following Statements of Financial Standards ("FAS"):


                                 Exhibit 4 - 13

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  (continued)

     o FAS No. 129, Disclosure of Information about Capital Structures

       This statement becomes effective for fiscal years ending after December 15, 1997, and continues the previous requirements to disclose certain information about an entity's capital structure found in previously issued Opinions and Standards. The Company currently follows the provisions for this statement.


     o FAS No. 131, Disclosures about Segments of an Enterprise and Relative Information

       This statement becomes effective for fiscal years beginning after December 15, 1997, and changes the way public companies report information about segments of their business in their financial statements and requires them to report selected segment information in their quarterly reports to stockholders. The Company intends to adopt the disclosure requirement by this statement for the year ending October 30, 1999.


                                 Exhibit 4 - 14

BOWLES FLUIDICS CORPORATION - EXHIBIT 11
CALCULATION OF EARNINGS PER SHARE

A. PRIMARY EARNINGS PER SHARE


                                               For the Fiscal Year Ended
                                        ---------------------------------------
                                        October 25,  October 26,  October 28,
                                             1997         1996         1995
                                         ----------   -----------  -----------
Calculation of net income:
   Net income per books                  $1,142,023   $  884,306   $1,783,875

   Less: Dividends on convertible
         preferred stock                     74,646       74,645       74,648
                                         ----------   -----------  -----------
     Net income as adjusted              $1,067,377   $  809,661   $1,709,227
                                          =========    =========    =========
Calculation of outstanding shares:
   Weighted average of common
   shares outstanding                    12,633,764   12,610,011   12,593,353

   Add: Assumed exercise of stock
        options                              48,607       91,887       113,055
                                         ------------ ------------ -----------
     Number of common shares
     outstanding adjusted                12,682,371   12,701,898   12,706,408
                                         ==========   ==========   ==========
Primary earnings per common share:       $      .08   $      .06   $      .13
                                          =========    =========    =========


                                 Exhibit 4 - 15

BOWLES FLUIDICS CORPORATION - EXHIBIT 11
CALCULATION OF EARNINGS PER SHARE (continued)

B. FULLY DILUTED EARNINGS PER SHARE

                                               For the Fiscal Year Ended
                                        ---------------------------------------
                                         October 25,  October 26,  October 28,
                                             1997         1996         1995
                                         ------------ ----------   ----------
   Net income per books                  $1,142,023  $   884,306  $ 1,783,875
                                          =========   ==========   ==========
   Weighted average of common
   shares outstanding                    12,633,764   12,610,011   12,593,353

   Add: Assumed conversion of
        preferred stock                   3,732,320    3,732,320    3,732,320

        Assumed exercise of
        stock options                        57,636      131,059      119,332
                                         ----------   ----------   ----------
     Number of common shares
     outstanding adjusted                16,423,720   16,473,390   16,445,005
                                         ==========   ==========   ==========
   Fully diluted earnings per common
   share                                 $      .07   $      .05   $      .11
                                          =========    =========    =========


                                 Exhibit 4 - 16